Exhibit 99.1

MEDNAX Reports 2012 First Quarter EPS of 98 Cents

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 3, 2012--MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialties and anesthesia physician services, today reported earnings of 98 cents per share for the three months ended March 31, 2012.

“Our most recent results reflect an organization that continues to grow, while at the same time, they represent a Company that continues to execute on a durable and proven growth strategy that attracts physicians and delivers ongoing value,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We are encouraged by the continued interest of physician groups that want to practice as part of our national medical group, and are excited about the progress we’re making to expand our national anesthesia group practice, as well as our ability to grow through acquisitions across each of our physician specialties.”

MEDNAX’s net patient service revenue for the three months ended March 31, 2012, increased by 10.6 percent, to $422.6 million, from $382.3 million for the comparable prior-year period, largely driven by contributions from acquisitions completed since January 2011.

Overall same-unit revenue growth for the 2012 first quarter was 2.4 percent. Same-unit growth attributable to patient volume grew by 1.8 percent for the 2012 first quarter when compared to the prior-year period, driven by growth across all our specialties. For the 2012 first quarter, same-unit neonatal intensive care unit (NICU) patient days increased by 1.2 percent when compared to the prior-year period.

Same-unit growth from net reimbursement-related factors was 0.6 percent. This was principally due to continued modest improvements in reimbursements received from third-party commercial payors as a result of the Company’s ongoing contract renewal processes, and an increase in the administrative fees received from our hospital partners due to the expansion of our services as a result of internal growth initiatives, offset by a shift in payor mix to government payors, from commercial payors, year-over-year.

The percentage of services reimbursed under government programs shifted by 90 basis points toward a higher percentage of services reimbursed under government programs for the 2012 first quarter, when compared with the prior-year period. On a sequential basis, same-unit payor mix remained unchanged as compared to the 2011 fourth quarter.

Operating income for the 2012 first quarter was $79.4 million, up 4.8 percent from $75.7 million for the prior-year period. Operating margin decreased to 18.8 percent for the 2012 first quarter, from 19.8 percent for the prior-year period, primarily as a result of the variability in margins due to the mix of practices acquired since January 2011 and a slight increase in operating expenses during the 2012 first quarter as compared to the 2011 first quarter. For the 2012 first quarter, general and administrative expenses increased by 12.1 percent to $46.9 million, as compared to $41.8 million the prior-year period.

MEDNAX generated net income of $48.4 million for the 2012 first quarter, or 98 cents per share based on a weighted average 49.4 million shares outstanding. This compares with net income of $45.5 million, or 94 cents per share for the 2011 first quarter, based on a weighted average 48.4 million shares outstanding.

MEDNAX had cash and cash equivalents of $22.4 million at March 31, 2012, and net accounts receivable were $236.7 million. At the end of the 2012 first quarter, the Company had $83.5 million outstanding on its $500 million revolving credit facility.

During the 2012 first quarter, MEDNAX used $32.1 million of its cash to fund operations, which compares with $14.5 million of cash used to fund operations for the 2011 first quarter. MEDNAX typically uses cash during the first quarter of each year as it pays incentive compensation, principally to physicians, and employee benefit plan matching contributions that had accrued during the prior year.

MEDNAX also used $28.5 million of its cash during the 2012 first quarter to fund four physician group practice acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the 2012 first quarter, MEDNAX acquired one neonatology practice, one maternal-fetal medicine practice, and one pediatric critical care practice, all located in Sacramento, California, as well as a pediatric cardiology practice based in Orange, California.

Since the end of the 2012 first quarter, MEDNAX has announced the acquisition of one anesthesia physician group practice in Burlington, North Carolina.

2012 Second Quarter Outlook

For the 2012 second quarter, MEDNAX expects earnings will be in a range of $1.15 to $1.21 per share. This outlook assumes that total same-unit revenue for the three months ended June 30, 2012 will grow by 1.5 percent to 3.5 percent from the prior-year period. This same-unit growth forecast is expected to be divided between one-third patient volume growth across all MEDNAX physician specialties and two-thirds net reimbursement growth, including improvements from commercial contract rates as well as variability in the mix of services reimbursed under commercial and government payor programs.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.D.T. May 17, 2012 by dialing 1.800.475.6701, access code 243657. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 300 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, MEDNAX expanded into anesthesia services. Today, American Anesthesiology includes more than 900 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 1,800 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC. Condensed Consolidated Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2012	2011

Net patient service revenue	$422,616	$382,283
Operating expenses:
Practice salaries and benefits	272,261	243,894
Practice supplies and other operating expenses	16,985	15,090
General and administrative expenses	46,869	41,798
Depreciation and amortization	7,113	5,781
Total operating expenses	343,228	306,563
Income from operations	79,388	75,720
Investment income	428	325
Interest expense	(554)	(911)
Income before income taxes	79,262	75,134
Income tax provision	30,912	29,678
Net income	$48,350	$45,456

Net income per common and common equivalent share (diluted)	$0.98	$0.94
Weighted average shares used in computing net income per common and common equivalent share (diluted)	49,399	48,361

Balance Sheet Highlights (in thousands)
(Unaudited)

	As of	As of
	March 31, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$22,388	$18,596
Short-term investments	3,938	4,139
Accounts receivable, net	236,717	230,388
Other current assets	98,222	84,150
Goodwill, other assets, property and equipment	1,963,772	1,935,375
Total assets	$2,325,037	$2,272,648

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$122,960	$234,535
Total debt	83,927	29,470
Other liabilities	320,337	277,627
Total liabilities	527,224	541,632
Shareholders' equity	1,797,813	1,731,016
Total liabilities and shareholders' equity	$2,325,037	$2,272,648

CONTACT:
MEDNAX, Inc.
David T. Parker, 954-384-0175, x-5300
Vice President, Investor Relations & Corporate Communications
david_parker@mednax.com